Exhibit 10(iv)
                         M. C. Godbe, III
                       Geological Engineer

                                              refer to: Tintic Gold-
                                                        Tintic Utah Mining Co.
                                                        Tintic Mining District
                                                        Utah-Juab Cos., Utah

Golden Spike Oil & Mining Co.
c/o Stephen J. Vranes
P. 0. Box 322
Salt Lake City, Utah

                            INTRODUCTION

Pursuant to your request, the writer has prepared a report on properties owned and/or controlled by the Tintic Gold Mining Company located in the Tintic Mining District, Utah.

The Tintic Mining District is located in central Utah some 81 miles by road southwest of Salt Lake City (refer to Index Map Plate I following).

The Tintic Mining District occupies an area of approximately 25 square miles in the central part of the East Tintic Mountains. The Main Tintic District is located principally on the western side of the mountains. The East Tintic District, second in importance from a total production standpoint, is entirely on the eastern slopes (refer to Plate 4).

The Tintic Mining District ranks third in total mineral production in the State of Utah. A comparison of ranks shows the following:

          West Mountain (Bingham) District              $4,250,000,000
          Park City District                               500,000,000
          Tintic Mining District                           425,000,000

Principal metal values are in silver, lead and gold, with subordinate values in copper and zinc.

The earliest production, beginning in 1869, came from outcropping fissure veins. Outcroppings of the limestone replacement ore were discovered and exploitation of these led to the famous "ore runs" of the Main Tintic District (refer to Plate 4). Most of the ores from the Main Tintic District have been mined from limestone replacement deposits.

Ores of the Tintic Mining District show a broad relationship to Eocene intrusives. A similar relationship is shown by the ores of the West Mountain (Bingham) and Park City Mining Districts.

Many of the fissures represented on Plate 4 are not individually as continuous as shown but are generalized to represent closely associated, braided and en echelon systems. The term "ore zone" as used herein refers to the manto and chimney-like runs which strike roughly north, are parallel to subparallel to the bedding, having one long dimension and two short ones; they often contain individual ore bodies, sometimes side by side and sometimes one vertically above another. Th~se shoots may be interconnected or isolated. The importance of these "ore zones" or runs is their surprisingly continuous length, persisting for distances of 8,000 to 9,500 feet and over a vertical stratigraphic range of 6,000 feet (refer to Plate 2 following). At intersections with faults the "ore 7ones" often enlarge in plan and section and form vertical chimneys or very rich horizontal concentrations of ore (refer to Plate 4). The major profits from the mines in the Main Tintic Mining District have come from these areas.

The first ore discovered in the East Tintic Mining District was from fissure veins cut by the Eureka Lilly shaft during 1909. The first major discovery was in 1916 at the Tintic Standard Mine which later proved to be the richest of all the Tintic mines (refer to Plate 4). Since that time aggressive geological exploration developed the principal ore bodies of the North Lily and Eureka Lilly in 1927 and the Eureka Standard in 1928. Recently the major ore body of the Burgin mine was discovered and is only now beginning to reach major production (refer to Plate 3). Here, as in the Main J Tintic Mining District, replacement-type ores account for the major production being 73% as compared to 27% from fissure occurrences.

Replacement-type ore bodies of the East Tintic Mining District have been localized by a combination of three geological features, being:

1. Presence of easily replaceable limestone beds in the middle unit of the Ophir formation,

2.  A fault contact between these beds and the Tintic quartzite,

3.  The presence of a northeast fissure or mineralizer.

The major ore bodies of the area are covered by volcanic flow rocks, do not outcrop, and are referred to as blind. These flow rocks exhibit visible alteration and are weakly mineralized. Thickness of these flows ranges from 0 to 700 feet. Pyritic, calcitic and jasperoid alteration indicate late-stage hydrothermal activity and the possibility of the presence of ore bodies in the underlying carbonate formations.

Another notable feature of the district is the heat encountered at depth in all the deep mine workings within or adjacent to ore bodies of the East Tintic District. The U.S.G.S. has done a great deal of work in defining thermal areas on the surface. Indications are that high-temperature areas may be indicative of productive mineralization at depth (refer to Plate 4).

                          TINTIC GOLD PROPERTY

The Tintic Gold property lies within the central portion of the Main Tintic Mining District, Juab County, Utah. The property is bounded on the north and east by the Centennial Eureka, Grand Central, and Mammoth mines, and on the south and west by Empire mines property.

The property consists of three patented lode mining claims comprising some
44.43 acres:

                       Name          Mineral Survey       Lot No.

                      Ruby                188              224
                      Emerald             188              224
                      Diamond             188              224

These claims cover an area 3,000 feet north-south and 550 to 900 feet east-west.

Structurally the Tintic Gold property lies along the west flank of the northward plunging assymetric trough of the Tintic syncline. The central portion of the property is cut by the trace of the northeast striking Emerald-Grand Central fault. The east-west striking Sioux-Ajax fault zone is inferred to cut through the property and could intersect the northeast structure within the boundaries of the property. Due to soil cover, their exact position cannot be readily determined by surface examination.

Some of its nearest neighbors have been large producers of high-grade ore including the Centennial Eureka on the north and east, the Mammoth on the east, and the Empire Mines on the south and west.

Usually when a property has been developed for many years without finding ore there are outstanding reasons for the results secured. The property is located on the outcrop of Ajax limestone (refer to Plate 2)0 which has been one of the most favorable ore-bearing formations of the Main Tintic District. No evidence is present that would make the formation less susceptible to replacement than in the Ajax formation within 400 feet of the north boundary of the Tintic Gold property.

Because of general geological conditions, the Tintic Gold property has three excellent prospects. One is in deeper development in the northern part of the property; two, in a mineralized vein near the main shaft on the 1,000 level; and three, above the 600 level on the southern end of the property.

From the standpoint of the vertical range of the ore deposits in adjoining mines, the same locations for development work are indicated. In the Centennial Eureka and Grand Central properties to the north the ore bodies occurred several hundred feet lower than the 700 level of the Tintic Gold, while in the Mammoth Mine, to the east, an ore channel came to the surface.

There are several prominent, fissures in the Tintic Gold property. Fissures north of the shaft show calcite and oxidized iron which suggests possibilities for improved mineralization at depth. Close to the shaft an east-west cross fissure reportedly carries substantial values in lead from the 200 to 1,000 levels in workings presently inaccessible. This fissure should be prospected for intersections and at greater depth. South of the shaft are two main north-south fissures. One known as Diamond fissure shows jasperoid quartz up to 50 feet wide by 200 feet long. To date scattered samples show values in gold and silver. This quartz indicates strong mineralization. The other, known as the Grand Central fissure, shows silicification along the walls and an addition of later-generation white quartz. This fissure where intersected by cross-fissures is likely to contain ore, especially at its juxtaposition with the favorable limestone beds of the lower Ajax formation.

The property has been developed by numerous shallow shafts, surface workings, and a one-and-one-half compactment shaft 1,000 feet deep. Levels have been driven at the 400, 500 ' 600, 700 and 1,000 levels. No extensive work has been done in the northern part of the property below the 700 level. South the shaft the work has been limited to several hundred feet of crosscutting, drifting and sinking on the 600 level.

Prior to 1940 the Diamond fissure, which was exposed on the surface, was opened up and sampled on the 600 level. This Work exposed a large body of mineral-bearing quartz up to ten feet wide by 200 feet long. Eighteen samples averaged .46 ounces of gold and 2.72 ounces of silver. At today's prices this grade ore would represent a gross dollar value in excess of $90.00 per ton. If one considers a nominal width of five feet by 200 feet long by 200 feet in vertical range, then the ore shoot would contain a gross dollar value of $1,125,000. . There is no assurance that these dimensions would persist although experienced geologists (G. W. Crane and J. J. Beeson) who were able to see the zone in the late 30's regard it as having persistent characteristics.

Conclusions: Based upon a comprehensive knowledge of the district i-nd examination of geologic mapping and sampling of the workings by reputable observers (Crane and Beeson), the writer has reached the following conclusions:

1. From general geologic conditions, the property of the Tintic Gold Company is exceptionally well located.

2.  Favorable formations outcrop on the surface and extend to depth.

3. The property is in an area where intense mineralization has taken place.

4. In adjoining properties only a few hundred feet away where major ore bodies are found at certain elevations in the Ajax formation those zones have not been prospected by the workings of the Tintic Gold property.

5. There has been sufficient fissuring and faulting to provide channels through which mineralizing solutions can penetrate the limestone beds.

6. Some of the best fissures have not been prospected in the most favorable beds of the Ajax formation.

7. The expense of exploration development is not expected to be excessive. Although a great deal of underground rehabilitation is expected, these costs are anticipated to be less than new development work.

8. With reasonable success there may be sufficient ore developed, especially at the 600 level Diamond fissure zone, to pay for additional development work and yield a profit.

                                         Respectfully submitted,

                                   /s/M. C. Godbe, III
                                        M.C. Godbe, III
                                         53 East Fourth South
                                         Suite 205
                                         Salt Lake City, Utah 84111
April 15, 1975